Exhibit 99.1

STONEMOR INC. COMPLETES SALE OF OLIVET MEMORIAL PARK IN COLMA, CALIFORNIA

TREVOSE, PA – April 10, 2020 – StoneMor Inc. (NYSE: STON), a leading owner and operator of cemeteries and funeral homes, today announced it has completed the previously announced sale of the assets of Olivet Memorial Park, Olivet Funeral and Cremation Services and Olivet Memorial Park and Crematory (“Olivet”) located in Colma, California, to Cypress Lawn Cemetery Association for a total net purchase price of $41.4 million – $24.3 million in cash, subject to certain additional adjustments, plus $17.1 million in assumption of lot takedown obligations.

StoneMor previously announced that it had signed a separate definitive agreement to sell the assets of its remaining California locations to entities owned by John Yeatman and Guy Saxton for a total purchase price of $7.1 million in cash, subject to certain closing adjustments. The locations included in that transaction are Melrose Abbey Memorial Park and Melrose Abbey Mortuary in Anaheim, California, LaVerne Cemetery in LaVerne, California, Lodi Memorial Park and Cemetery, Lodi Funeral Home and Rocha’s Mortuary, in Lodi, California, Sierra View Memorial Park and Sierra View Mortuary in Olivehurst, California, Sacramento Memorial Lawn and Sacramento Funeral Home in Sacramento, California, and Oakmont Funeral and Cremation Services in Vacaville, California. That transaction, which is expected to result in a gain, is targeted to close, subject to confirmatory due diligence and regulatory approvals, in the next 60 days.

On January 3, 2020, StoneMor completed the sale of Oakmont Memorial Park & Mortuary to Carriage Services, Inc. for $33 million in cash, subject to certain adjustments.

Per the indenture governing its Senior Secured PIK Toggle Notes (“Senior Notes”), StoneMor will use the first $55 million of net proceeds and 80% of the remaining portion of the net proceeds from these sales to redeem a portion of the outstanding Senior Notes. As of April 9, 2020, StoneMor has redeemed $51.8 million of the outstanding Senior Notes through the divestiture program and other asset sales.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 320 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT

Investor Relations

StoneMor Inc.

(215) 826-4438

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated date for the closing of the remaining California asset sale and plans for additional senior note redemptions, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause the actual timing of the closing of the sale and the related redemption of senior notes to vary from those stated or implied in this press release. StoneMor’s major risks that may impact such timing are related to uncertainties associated with current business and economic disruptions resulting from the recent coronavirus pandemic.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

2